UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2007

Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive officer)	(Zip Code)

Registrant's telephone number, including area code	(913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)
On June 26, 2007, James Burgess, Chief Executive Officer and President and Director of Mediware Information Systems, Inc. (the "Company" or "Mediware") notified the Board of Directors of his resignation as Chief Executive Officer and President and from the Board of Directors effective September 24, 2007. The Company has created a succession committee, chaired by Lawrence A. Auriana, the Chairman of the Board of Directors, to search for a successor.

(c)
On June 29, 2007, the Company’s Board of Directors appointed John Damgaard, Vice President and General Manager of the Company’s Blood Management Division, as Chief Operating Officer of the Company.  Neither the terms of Mr. Damgaard’s employment nor any of Mr. Damgaard’s benefit arrangements have currently been amended as a result of this appointment.

Mr. Damgaard, age 38, became Vice President and General Manager of the Blood Management Division on March 26, 2006 after having joined Mediware on March 3, 2003 to serve as chief operating officer of the company’s Blood Management Division. From 1997 to 2003, Mr. Damgaard served as Vice President of Operations and Principal with CGN and Associates, Inc. (“CGN”), a professional services firm providing business performance improvement services to large healthcare, financial services, and manufacturing clients.  Prior to CGN, Mr. Damgaard held various management and technical positions within Maytag Corporation and IBM. Mr. Damgaard earned an MBA with distinction from Bradley University as well as a Bachelor of Arts in Mathematics and Computer Science from the University of Northern Iowa, as a Presidential Scholar.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1
Press Release of Mediware Information Systems, Inc., dated July 2, 2007, announcing the resignation of James Burgess as Chief Executive Officer and President and as a Director of Mediware Information Systems, Inc., and the appointment of John Damgaard as Chief Operating Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: July 2, 2007	By:	/s/ James Burgess
James Burgess
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1
Press Release of Mediware Information Systems, Inc., dated July 2, 2007, announcing the resignation of James Burgess as Chief Executive Officer and President and as a Director of Mediware Information Systems, Inc., and the appointment of John Damgaard as Chief Operating Officer of the Company.